Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Next.e.GO B.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offer Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, nominal or par value €0.12 per share	457(f)(1)	91,788,544	(2)	$10.61	(3)	$973,876,451.84	(3)	$110.20 per million	$107,321.18	(4)
Fees to be Paid	Other	Warrants to purchase ordinary shares of TopCo	457(g)	11,500,000	(5)	––	(6)	––	(6)	$110.20 per million	––
Fees to be Paid	Equity	Ordinary shares underlying warrants	457(f)(1)	11,500,000	(7)	$11.58	(8)	$133,170,000	(8)	$110.20 per million	$$14,675.33	(4)
	Total Offering Amounts										$121,996.52
	Total Fees Previously Paid										–
	Total Fee Offsets										–
	Net Fee Due										$121,996.52

(1)	All securities being registered will be issued by Next.e.GO B.V., a Dutch private limited liability company (“TopCo”). In connection with the business combination (the “Business Combination”) described in this Registration Statement on Form F-4 (the “Registration Statement”) and the proxy statement/prospectus included herein, TopCo will issue to the holders of Next.e.GO Mobile SE’s (“e.GO’s”) equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) newly issued ordinary shares, par value €0.12 per share, of TopCo (the “TopCo Shares”) in exchange for the contributions by the e.GO Shareholders of all paid up no-par value shares of e.GO and the convertible loans held by the Lenders, and Athena Consumer Acquisition Corp., a publicly traded Delaware corporation (“Athena”), will merge (the “Merger”) with and into Time is Now Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TopCo, with Athena surviving the merger, becoming a direct, wholly-owned subsidiary of TopCo. Upon the closing of the Business Combination, the name of the TopCo is expected to change to Next.e.GO N.V.

(2)	Represents the maximum number of TopCo Shares to be issued upon completion of the Business Combination, and includes (a) 79,019,608 TopCo Shares to be issued to the e.GO Shareholders and Lenders, (b) 2,048,936 TopCo Shares to be issued to holders of Class A common stock of Athena, and (c) 10,720,000 TopCo Shares to be issued to Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company, assuming the Maximum Conversion Ratio (as defined in the Registration Statement).

(3)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.61 (the average of the high ($10.65) and low ($10.57 prices of the shares of Athena Class A Common Stock on the NYSE American on March 9, 2023, a date within five business days prior to the initial filing of this Registration Statement) multiplied by (ii) 91,788,544 TopCo Shares issuable in connection with the Business Combination.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.

(5)	Represents 11,500,000 shares of warrants of TopCo), each whole warrant entitling the holder to purchase one TopCo Share (“TopCo Warrants”), to be issued to holders of public warrants of Athena in connection with the Business Combination.

(6)	Pursuant to Rule 457(g), no separate registration fee is required for the TopCo Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants to purchase ordinary shares of TopCo has been allocated to the underlying ordinary shares and those ordinary shares are included in the registration fee. The maximum number of TopCo Shares issuable upon exercise of the TopCo Warrants are being simultaneously registered hereunder.

(7)	Represents11,500,000 TopCo Shares underlying the TopCo Warrants.

(8)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of (i) the sum of (a) $0.08 (the average of the high ($0.11) and low ($0.051) prices for the Athena public warrants on NYSE American on March 9, 2023, a date within five business days prior to the initial filing of this Registration Statement) and (b) $11.50, the exercise price of the Athena public warrants, resulting in a combined maximum offering price per warrant of $11.58, multiplied by (ii) 11,500,000 shares of TopCo Warrants to be issued to Athena public warrant holders in connection with the Business Combination.